Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
December 17, 2010	(573) 778-1800

SOUTHERN BANK ANNOUNCES
ACQUISITION OF LOANS AND DEPOSITS
OF FIRST SOUTHERN BANK, BATESVILLE, ARKANSAS

Southern Bank, the wholly-owned subsidiary of Southern Missouri Bancorp, Inc. (the “Company”), today announced that it had entered into a definitive whole-bank purchase and assumption agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”), to acquire the deposits and certain assets of First Southern Bank, a full-service bank headquartered in Batesville, Arkansas, with a branch in Searcy, Arkansas.  The Arkansas State Bank Department today closed First Southern Bank and appointed the FDIC as receiver.

The two branches previously operated by First Southern Bank will reopen at their regular hours (on Saturday in Searcy, or Monday in Batesville), as branches of Southern Bank.  Depositors of First Southern Bank will automatically become depositors of Southern Bank, and deposits will continue to be insured by the FDIC.  Depositors of First Southern Bank can continue to access their money by writing checks or using ATM or debit cards, and checks drawn on the bank will continue to be processed; loan customers should continue to make their payments as usual. With this acquisition, Southern Bank will now operate 16 locations, adding new markets in Arkansas to its existing network of branches in Arkansas and Missouri.  Southern Bank has no current plans to change rates or terms on retail certificates of deposit, however, customers may withdraw funds without penalty.

Commenting on the announcement, Greg Steffens, President and CEO of Southern Bank, said, “We are pleased today to welcome the customers of First Southern Bank to the Southern Bank family.  We value their business, and our highest priority is to provide our new customers with outstanding service.  Their deposits are safe, FDIC-insured, and fully accessible in the same manner as they were yesterday.  We also welcome the valued employees of the bank who join us today.  We want to make this transition easy and comfortable for them, as well.

“We are pleased that our Company’s strong asset quality and capital position has enabled us to step in to the Batesville and Searcy markets, where we believe our business model will serve the community well and provide a sound return to our shareholders,” Steffens continued.

As a result of the transaction, Southern Bank agreed to assume deposits of approximately $156 million, less some brokered deposits, paying a premium of 0.25% on core deposits.  Southern Bank expected to acquire assets totaling approximately $153 million.  Loans and other assets acquired were not subject to a loss-share agreement, but loans were acquired at a $17.5 million discount.

Southern Bank is a subsidiary of Southern Missouri Bancorp, Inc., which trades on the NASDAQ Global Market under the ticker “SMBC”.  The Company reported total assets of $565 million, deposits of $436 million, and stockholders’ equity of $47 million at September 30, 2010.  For more information about the Company, visit Southern Bank on the web at www.bankwithsouthern.com, and click our Investor Relations link.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.